Exhibit 4.1

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of [Cede & Co.] or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to [Cede & Co.], ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, [Cede & Co.], has an interest herein.

REGISTERED	REGISTERED
PRINCIPAL AMOUNT:
NO. FXR	U.S. $

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

SUBORDINATED NOTES (SUBORDINATED DEFERRABLE INTEREST NOTES)
(FIXED RATE)

CUSIP NO.

ORIGINAL ISSUE DATE:	STATED MATURITY DATE:

INTEREST RATE:

REDEMPTION PERIOD(S) AND PRICE(S):	PAR CALL PERIOD:

SURVIVOR’S OPTION:	OTHER PROVISIONS:

DEFAULT RATE:	(ONLY APPLICABLE IF NOTE IS ISSUED AT ORIGINAL ISSUE DISCOUNT)

OID DEFAULT/REDEMPTION AMOUNT:	(ONLY APPLICABLE IF NOTE IS ISSUED AT ORIGINAL ISSUE DISCOUNT)

1

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a District of Columbia cooperative association (herein called the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to [Cede& Co. as nominee for The Depository Trust Company], or registered assigns, the principal sum of              U.S. DOLLARS, on the Stated Maturity Date set forth above, and to pay interest thereon at the times, in the amounts and to the persons specified in this Note. Payment of the principal of (and premium, if any) and interest on this Note shall be made by wire transfer to the account designated by the depository. The Company has initially designated U.S. Bank Trust Company, National Association acting through its office in the Borough of Manhattan, New York City, as its Paying Agent for the Securities.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN FULL AT THIS PLACE.

Reference herein to “this Note,” “herein” and comparable terms shall include the terms specified on the face and reverse hereof as well as an Addendum hereto (if an Addendum is specified above).

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,

TRUSTEE’S CERTIFICATE OF AUTHENTICATION	By
Yu Ling Wang
Senior Vice President & Chief Financial Officer

This is one of the securities of the series designated therein issued under the within-mentioned Indenture.

Dated:

U.S. Bank Trust Company, National Association, as Trustee

Attest:
Assistant Secretary-Treasurer
By
Authorized Officer

2

[REVERSE OF NOTE]

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

SUBORDINATED NOTES (SUBORDINATED DEFERRABLE INTEREST NOTES

(FIXED RATE)

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture dated as of October 15, 1996(herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, which series is limited in aggregate principal amount as described in the Indenture.

Each Note of this series shall be dated the date of its authentication by the Trustee. Each Note of this series shall also bear an Original Issue Date, as specified on the face hereof, and such Original Issue Date shall remain the same for all Notes subsequently issued upon transfer, exchange or substitution of such original Note (or such subsequently issued Notes) regardless of their dates of authentication.

Survivor’s Option

If the Survivor’s Option is applicable to this Note, the Representative (defined below) of a deceased beneficial owner of this Note shall be entitled to repayment of this Note following the death of the beneficial owner (a “Survivor’s Option”). Unless specifically provided on the face of this Note, the Survivor’s Option may not be exercised unless the Note was acquired by the beneficial owner at least six months prior to such election.

If the Survivor’s Option is applicable to this Note, upon the valid exercise of the Survivor’s Option, the Company shall repay the Note (or portion thereof), properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased, beneficial owner of a Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) (the “Representative”) at a price equal to 100% of the amortized principal amount of the deceased beneficial owner’s beneficial interest in such Note plus accrued and unpaid interest to the date of such repayment, subject to the following limitations:

(a)	The Company may, in its sole discretion, limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted by the Company from all Representatives of deceased beneficial owners in any calendar year (the “Annual Put Limitation”) to an amount equal to the greater of $2,000,000 or 2% of the Outstanding principal amount of all Notes issued under the Indenture as of the end of the most recent calendar year, or such greater amount as the Company in its sole discretion may determine for any calendar year, and may limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted by the Company from the Representative of any individual deceased beneficial owner of Notes in any calendar year to $250,000, or such greater amount as the Company in its sole discretion may determine for any calendar year (the “Individual Put Limitation”).

(b)	The Company shall not make principal repayments pursuant to exercises of the Survivor’s Option in amounts that are less than $1,000 and multiples of $1,000, and the principal amount of this Note Outstanding after repayment pursuant to exercise of the Survivor’s Option must be at least $1,000. If, however, the original principal amount of this Note was less than $1,000, the Representative of the deceased beneficial owner of this Note may exercise the Survivor’s Option, but only for the full principal amount of this Note.

(c)	This Note (or portion thereof) tendered pursuant to a valid exercise of the Survivor’s Option may not be withdrawn.

3

This Note (or portion hereof) that is tendered pursuant to valid exercise of the Survivor’s Option shall be accepted in the order that it was received by the Trustee, unless acceptance would contravene (i) the Annual Put Limitation, if applied, or (ii) the Individual Put Limitation, if applied, with respect to the relevant individual deceased beneficial owner. If, as of the end of any calendar year, the aggregate principal amount of Notes (or portions hereof) that have been tendered pursuant to the valid exercise of the Survivor’s Option during such year has exceeded either the Annual Put Limitation, if applied, or the Individual Put Limitation, if applied, for such year, any exercise(s) of the Survivor’s Option with respect to Notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened either such limitation, if applied, shall be deemed to be tendered in the following calendar year in the order all such Notes (or portions hereof) were originally tendered. If this Note (or portion thereof) is accepted for repayment pursuant to exercise of the Survivor’s Option, it shall be repaid on the first interest payment date that occurs 20 or more calendar days after the date of such acceptance. In the event that this Note (or any portion hereof) tendered for repayment or repurchase pursuant to valid exercise of the Survivor’s Option is not accepted, the Trustee shall deliver a notice by first-class mail to the registered holder hereof, at its last known address as indicated in the Security Register, that states the reason this Note (or portion hereof) has not been accepted for payment, or if this is a global Note, pursuant to the depositary’s procedures.

In order for a Survivor’s Option to be validly exercised with respect to this Note (or portion thereof), the Trustee must receive from the Representative (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, (ii) tender of this Note (or portion thereof) to be repaid, (iii) appropriate evidence satisfactory to the Company and the Trustee that (A) the deceased was the beneficial owner of this Note at the time of death and the interest in this Note was acquired by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (B) the death of such beneficial owner has occurred, and the date of such death, and (C) the Representative has authority to act on behalf of the deceased beneficial owner, (iv) if applicable, a properly executed assignment or endorsement, (v) if the beneficial ownership interest in this Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased’s beneficial ownership of this Note, (vi) tax waivers and such other instruments or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of this Note and the claimant’s entitlement to payment and (vii) any additional information the Trustee requires to evidence satisfaction of any conditions to the exercise of such Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of this Note. Subject to the Company’s right hereunder to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the Survivor’s Option shall be determined by the Trustee, in its sole discretion, which determination shall be final and binding on all parties.

The death of a person holding a beneficial ownership interest in this Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, shall be deemed the death of the beneficial owner of this Note, and the entire principal amount of this Note so held shall be subject to repayment. However, the death of a person holding a beneficial ownership interest in this Note as tenant in common with a person other than such deceased holder’s spouse shall be deemed the death of a beneficial owner only with respect to the deceased person’s interest in this Note and only the deceased beneficial owner’s percentage interest in the principal amount of this Note shall be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in this Note shall be deemed the death of the beneficial owner of this Note for purposes of this provision, regardless of whether such beneficial owner was the registered holder of this Note, if such beneficial ownership interest can be established to the satisfaction of the Company and the Trustee. Such beneficial ownership interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial ownership interest shall be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in this Note during his or her lifetime.

For purposes of the Survivor’s Option, a person shall be deemed to have had a “beneficial ownership interest” in this Note if such person or such person’s estate had the right, immediately prior to such person’s death, to receive the proceeds from the disposition of this Note, as well as the right to receive payment of the principal of this Note.

4

If this is a global Note, the depository or its nominee shall be the only entity that can exercise the Survivor’s Option for such Note. To obtain repayment pursuant to exercise of the Survivor’s Option with respect to this Note, the Representative must provide to the broker or other entity through which the beneficial interest in this Note is held by the deceased beneficial owner (i) the documents described in the third preceding paragraph and (ii) written instructions to such broker or other entity to notify the Depository of such Representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option. Such broker or other entity must provide to the Trustee (i) the documents received from the Representative referred to in clause (i) of the preceding sentence and (ii) evidence satisfactory to the Company and the Trustee from such broker or other entity stating that it represents the deceased beneficial owner. Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate Representative.

Optional Deferral

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 (in the case of Notes with semi-annual interest payments) or 40 (in the case of Notes with quarterly interest payments) consecutive Interest Payment Periods (as defined herein) (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes. In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes, compounded semi-annually or quarterly, as applicable, to the extent permitted by applicable law.

No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in this Note and, insofar as relates to the Notes, the Indenture to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 (in the case of Notes with semi-annual interest payments) or 40 (in the case of Notes with quarterly interest payments) consecutive Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 (in the case of Notes with semi-annual interest payments) or 40 (in the case of Notes with quarterly interest payments) consecutive Interest Payment Periods or extend beyond the final maturity date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period the Company may not declare or pay any interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its members’ subordinated certificates. The Company will repay Notes, including all accrued and unpaid interest, required to be repaid due to redemption pursuant to the Survivor’s Option.

5

The Company shall give the Holders of the Notes and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least ten Business Days prior to the earlier of (i) the next interest payment date and (ii) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of such next succeeding record or payment date for such interest payment. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

“Interest Payment Period” means the semi-annual (in the case of Notes with semi-annual interest payments) or quarterly (in the case of Notes with quarterly interest payments) period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding the first interest payment date.

Redemption

This Note will not be convertible or subject to any sinking fund.

The Company may, at its option, redeem the Notes, in whole or from time to time in part, on any day during the Par Call Period (as defined herein) at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

The Company may, at its option, redeem the Notes, in whole but not in part, at any time within 120 days after a Tax Event (as defined herein) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

The Company may, at its option, redeem the Notes, in whole but not in part, at its option, at any time within 120 days after a Rating Agency Event (as defined herein), at a redemption price in cash equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

 Installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the registered Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed.

 In the event of redemption of this Note in part only, a new Note or Notes of this series and of the like tenor of the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. So long as the Notes are represented by a global security, if the Company elects to redeem these Notes in part, then the particular interest in the Notes to be redeemed will be determined by lot. If the Company elects to redeem less than all of the Notes at a time when the Notes are not represented by a global security, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair.

“Par Call Period” means the period specified on the face hereof.

6

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities and Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (i) as such methodology was in effect on November 1, 2024, in the case of any rating agency that published a rating for the Company as of November 1, 2024, or (ii) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after November 1, 2024 (in the case of either clause (i) or (ii), the “current methodology”), that results in (a) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (b) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters after the occurrence of any of the events set forth below to the effect that:

(a)	there is more than an insubstantial risk that the Company would lose its status as a 501(c)(4) tax-exempt entity pursuant to the Internal Revenue Code of 1986, as amended, as a result of:

(i)	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

(ii)	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

(iii)	any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after November 1, 2024; and

(b)	there is more than an insubstantial risk that interest payable on the Notes is not or within 120 days of the date of the opinion would not be currently deductible as such interest accrues, in whole or in part, by the Company for United States federal income tax purposes as a result of:

(i)	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

(ii)	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

(iii)	any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after November 1, 2024.

Ranking

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note upon compliance with certain conditions set forth in the Indenture.

7

Event of Default

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Solely for purposes of the Notes, Section 801 of the Indenture shall be deleted and replaced by the following:

SECTION 801. EVENTS OF DEFAULT.

“Event of Default”, wherever used herein with respect to the Notes, means any one of the following events:

(a)	failure to pay interest, if any, on any Note within 60 days after the same becomes due and payable (whether or not payment is prohibited by the provisions of Article Fifteen of the Indenture); provided, however, that a valid extension of the interest payment period by the Company as contemplated in Section 312 of the Indenture shall not constitute a failure to pay interest for this purpose; or

(b)	failure to pay the principal of or premium, if any, on any Note at its Maturity (whether or not payment is prohibited by the provisions of Article Fifteen of the Indenture); or

(c)	the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

(d)	the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors.

Interest

This Note shall accrue interest from the Original Issue Date or from the most recent interest payment date to which interest on the Note has been paid or duly provided for until its Stated Maturity Date or earlier redemption or repayment at the rate specified above. Unless otherwise specified above, interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months. Interest payments on this Note shall include the amount of interest accrued from and including the last interest payment date to which interest has been paid, or from and including the Original Issue Date if no interest has been paid with respect to this Note, to, but excluding, the applicable interest payment date, Stated Maturity Date or date of earlier redemption or repayment, as the case may be (such Stated Maturity Date, redemption date or repayment date, a “Maturity”).

Interest on this Note shall be payable beginning on the first interest payment date after its Original Issue Date to holders of record on the corresponding Regular Record Date; however, interest payable at the Stated Maturity Date or upon redemption will be payable to the person to whom principal shall be payable.

8

Payment of Interest

Unless otherwise specified above, interest on this Note shall be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month this Note was issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month this Note was issued.

Unless otherwise specified above, the Regular Record Date for any interest payment date shall be the first day of the calendar month in which the interest payment date occurs, except that the Regular Record Date for interest due on this Note’s Maturity shall be that particular date. If any interest payment date other than the Maturity falls on a day that is not a Business Day, such interest payment date shall be postponed to the following Business Day. If the Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest shall be made on the next Business Day as if it were made on the date that payment was due, and no interest shall accrue for the period from that Maturity to the date of payment.

Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Other Matters

The Company at its option, subject to the terms and conditions provided in the Indenture, (a) shall be discharged from any and all obligations in respect of the Notes (except for certain obligations including obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture after the Company deposits with the Trustee, in trust, money or Eligible Obligations, or a combination of money and Eligible Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms shall provide money in an amount sufficient to pay all the principal of, and interest on, the Notes on the dates such payments are due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class). The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class), on behalf of the Holders of all Notes of each such series, to waive compliance by the Company with certain provisions of the Indenture. The Indenture also provides that, regarding the Notes of any series, the Holders of not less than a majority in principal amount of the Outstanding Securities of such series may waive certain past defaults and their consequences on behalf of the Holders of all Notes of such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

9

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 33 1/3% in principal amount of the Outstanding Securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class, shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of all series in respect of which an Event of Default has occurred and is continuing a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency as may be designated by the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor and terms, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form, without coupons, in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor and terms of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Each Holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all United States federal, state and local tax purposes.

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ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN Act Custodian
TEN ENT	-	as tenants by the entireties	(cust) (Minor)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assigns and transfer(s) unto

Please insert social security

or other identifying number

of assignee

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                        Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Signature
(The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.)

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